Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

March 17, 2021
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Fourth Quarter 2020 Results

CLEVELAND, OHIO, March 17, 2021 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month and twelve-month periods ended December 31, 2020.

For the quarter ended December 31, 2020, sales were $19.9 million compared with $21.1 million in the same period last year.  In this quarter, the Company recorded operating income of $1.7 million compared with operating income of $2.6 million in the same period last year, a decrease of 35%.  Net income was $2.1 million, or $0.63 per fully diluted share, compared to $1.7 million, or $0.51 per fully diluted share in the prior year, an increase of 22%.

For the twelve months ended December 31, 2020, sales were $85.1 million compared with $89.7 million in the same period last year, a decrease of 5%.  In this twelve-month period, the Company recorded operating income of $7.5 million compared with operating income of $10.5 million last year. Net income was $5.8 million, or $1.76 per fully diluted share, compared with net income of $7.0 million, or $2.13 per fully diluted share last year.

For the quarter and the twelve months ended December 31, the decreases in sales, operating income and net income were due to the impact of COVID-19. The pandemic weakened customer demand across the Company’s business segments throughout the year.

Brian Powers, Chairman and CEO, stated “We are pleased with the continuing recovery of our business from the pandemic and remain confident in our ability to achieve long-term strategic priorities. The recent acquisitions of Komtek Forge, Global-Tek Manufacturing and Machining Technology are expected to add $15 million in annualized revenue and be immediately accretive to earnings. Crawford United will continue to explore opportunities for growing our revenue and improving our profitability, with an eye towards additional acquisitions.”

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, aerospace, education, transportation, and petrochemical. The company currently operates three business segments. The Aerospace Components business specializes in highly complex precision components for customers in the commercial and military aviation industry, offering complete end-to-end engineering, machining, grinding, welding, brazing, heat treat, and assembly solutions. The Commercial Air Handling business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions, primarily for hospitals and universities. The Industrial Hose business is a premier manufacturer of flexible interlocking metal hoses and a distributor of a full line of branded silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements, or other statements made by the Company, are made based upon management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the Company’s ability to successfully integrate acquisitions, and manage the larger operations of the combined businesses, the Company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, the Company’s ability to capitalize on market opportunities in certain sectors, the Company’s ability to obtain cost effective financing and the Company’s ability to satisfy obligations under its financing arrangements, statements related to the expected effects on the Company’s business of the COVID-19 pandemic, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company’s products,  actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions and any re-imposed public health measures or tightened public health restrictions in response to any increased spread of new strains of COVID-19 in the Company’s markets, the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, efforts made to combat COVID-19, including vaccine development and distribution, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, as well as the risks described from time to time in the Company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Brian E. Powers

Chairman & CEO

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”

CRAWFORD UNITED CORPORATION
Consolidated Income Statement (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

	2020		2019		2020		2019
Sales	$19,933,941	100%	$21,103,123	100%	$85,069,900	100%	$89,698,527	100%
Cost of Sales	15,562,250	78%	16,572,872	79%	66,138,610	78%	70,123,892	78%
Gross Profit	4,371,691	22%	4,530,251	21%	18,931,290	22%	19,574,635	22%

Operating Expenses:
Selling, general and administrative expenses	2,714,323	14%	1,940,988	9%	11,478,837	13%	9,063,969	10%
Operating Income	1,657,368	8%	2,589,263	12%	7,452,453	9%	10,510,666	12%

Other (Income) Expenses:
Interest charges	211,453	1%	184,197	1%	952,192	1%	1,056,843	1%
Other (income) expense	(1,047,913)	-5%	(32,669)	0%	(974,980)	-1%	34,333	0%
Total Other (Income) and Expenses	(836,460)	-4%	216,866	1%	(22,788)	0%	1,091,176	1%
Income before Income Taxes	2,493,828	12%	2,372,397	11%	7,475,241	9%	9,419,490	11%
Income tax expense	414,938	2%	664,339	3%	1,635,854	2%	2,439,627	3%
Net income	$2,078,890	10%	$1,708,058	8%	$5,839,387	7%	$6,979,863	8%

Net income per common share
Basic	$0.63		$0.58		$1.76		$2.45
Diluted	$0.63		$0.51		$1.76		$2.13

Weighted average shares outstanding
Basic	3,325,300		2,959,024		3,319,731		2,849,239
Diluted	3,326,134		3,352,689		3,320,553		3,277,857